                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      UNITED ASSET MANAGEMENT CORPORATION
                (Name of Registrant as Specified In Its Charter)




    (Name of Person(s) Filing Proxy Statement, if other then the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                UNITED ASSET MANAGEMENT CORPORATION  NORTON H. REAMER
                One International Place              Chairman of the Board
                Boston, Massachusetts 02110          and Chief Executive Officer




                March 27, 1998





[UAM LOGO]      Dear Stockholder:

                I am pleased to invite you to attend United Asset Management Corporation's 1998 Annual Meeting of Stockholders on Thursday, May 21, 1998. We will hold the meeting at 9:30 a.m. at The Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts.

                On the pages following this letter you will find the Notice of Meeting which lists the matters to be considered at the meeting, and the Proxy Statement which describes the matters listed in the Notice of Meeting. We have also enclosed your Proxy Card, which allows you to vote on these matters, and the Company's 1997 Annual Report.

                THE ABILITY TO HAVE YOUR VOTE COUNTED AT THE MEETING IS AN IMPORTANT STOCKHOLDER'S RIGHT, AND I HOPE YOU WILL CAST YOUR VOTE IN PERSON OR BY PROXY REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY TO ENSURE THAT YOUR SHARES WILL BE VOTED.

                You may attend the meeting and vote in person, even if you have sent in a Proxy Card. If you plan to attend the meeting, please check the appropriate box on the Proxy Card.

                Annual meetings can play an important role in maintaining communications and understanding between Management, the Board of Directors and our stockholders. I hope that you will be able to join us.


                Sincerely yours,




                /s/ Norton H. Reamer

                                        UNITED ASSET MANAGEMENT CORPORATION
                                        One International Place
                                        Boston, Massachusetts 02110




                    Notice of Annual Meeting of Stockholders
                            to be Held May 21, 1998


     The Annual Meeting of the Stockholders of United Asset Management Corporation (the "Company" or "UAM") will be held at The Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts on Thursday, May 21, 1998 at 9:30 a.m., Eastern Daylight Savings Time, for the following purposes:

        (1) To fix the number of directors and elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

        (2) To ratify the selection of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending December 31, 1998; and

        (3) To transact such other business as may properly come before the meeting or any adjournment thereof.



                                          By Order of the Board of Directors,



                                          JOSEPH R. RAMRATH
                                          Secretary

March 27, 1998

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO (A) REVIEW CAREFULLY THE ENCLOSED PROXY STATEMENT, (B) COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND (C) MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.





                                                                    [UAM LOGO]

                                        UNITED ASSET MANAGEMENT CORPORATION
                                        One International Place
                                        Boston, Massachusetts 02110



                                PROXY STATEMENT

                                 MARCH 27, 1998

     The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of United Asset Management Corporation (the "Company" or "UAM") to be voted at the Annual Meeting of Stockholders to be held on Thursday, May 21, 1998 and at any adjournment thereof (the "Meeting").

                                   PROCEDURES

     The Board of Directors has fixed the close of business on Wednesday, March 25, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. A list of stockholders entitled to vote will be kept at the principal offices of the Company at One International Place, Boston, Massachusetts 02110 for a period of 10 days prior to the Meeting.

     The By-laws of the Company (the "By-laws") provide that a majority of the shares of the Company's common stock, $.01 par value ("Common Stock"), issued and outstanding and entitled to vote, present in person or by Proxy, shall constitute a quorum at a meeting of stockholders of the Company. Shares of Common Stock represented by a properly signed and returned Proxy are considered as present at the Meeting for purposes of determining a quorum. Abstentions are counted as present for purposes of determining the existence of a quorum.

     Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, however, brokers may vote these shares in their discretion, depending on the type of proposal involved. However, the New York Stock Exchange can preclude brokers from exercising their voting discretion on certain proposals. Without specific instructions from the beneficial owner in such case, the broker may not vote on that proposal. This results in what is known as a "broker nonvote" on such a proposal. In the event of a broker nonvote with respect to any issue coming before the Meeting, the Proxy will nonetheless be counted as present for purposes of determining the existence of a quorum. The effect of broker nonvotes on each agenda item is described below.

     On all matters, stockholders are entitled to one vote per share of Common Stock held.

     IF A PROPERLY SIGNED PROXY IS RETURNED TO THE COMPANY BY A STOCKHOLDER OF RECORD AND IS NOT MARKED, THE PROXY HOLDERS WILL VOTE ALL SHARES (1) TO FIX THE NUMBER OF DIRECTORS AT 14 AND TO ELECT AS DIRECTORS THE PERSONS NAMED BELOW UNDER "ELECTION OF DIRECTORS", (2) TO RATIFY THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998, AND
(3) AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

     The vote required for the election of directors is the affirmative vote of a plurality of the shares present or represented at the Meeting and entitled to vote thereon. Unless authority to vote for any director is withheld in the Proxy, the proxy holders will cast all votes in favor of election of the nominees listed herein. Abstentions as to the election of directors will be excluded entirely from the vote and will have no effect. Brokers have discretionary authority to vote on this proposal. The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may cast votes for a substitute nominee of the Board of Directors.

     The vote required for the ratification of the selection of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending December 31, 1998 is the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting and voting thereon. Abstentions as to this proposal will be excluded entirely from the vote and will have no effect. Brokers have discretionary authority to vote on this proposal.

     The Board of Directors knows of no business which will be presented for consideration at the Meeting other than that described above. However, if any other proper business should come before the Meeting, the proxy holders may vote shares in their discretion.

     Any stockholder giving a Proxy in the accompanying form retains the power to revoke it, by appropriate written notice to the Secretary of the Company at the address printed above or by the giving of a later-dated Proxy, at any time prior to the exercise of the powers conferred thereby. Attendance in person at the Meeting will not itself be deemed to revoke a Proxy unless the stockholder gives an affirmative notice at the Meeting that the stockholder intends to revoke the Proxy and to vote in person.

                        ITEM 1 -- ELECTION OF DIRECTORS

     The persons named as proxy holders in the accompanying Proxy intend (unless authority to vote therefor is specifically withheld) to vote to fix the number of directors for the ensuing year at 14, and to vote for the election of the 14 persons named below, being the nominees of the present Board, as directors to hold office until the next Annual Meeting and until their respective successors are elected and qualified. If any of the nominees becomes unavailable to serve as a director, the persons named as proxy holders have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

NOMINEES FOR ELECTION AS DIRECTORS

     Mr. Norton H. Reamer, age 62, is the founder of UAM and has been its President, Chief Executive Officer and a director since its inception in 1980. Effective March 1998, Mr. Reamer was elected UAM's Chairman of the Board and Chief Executive Officer, and ceased to serve as its President. Mr. Reamer is also Chairman, President and a director or trustee of UAM Funds, Inc. and UAM Funds Trust, each of which is an investment company, and a trustee in the Eaton Vance Group of Funds, which consists of over 69 investment company portfolios. He is also a trustee of Union College.

     Mr. Charles E. Haldeman, Jr., age 49, joined UAM as President and a director in March 1998. Prior to joining UAM and since 1976, he served as a Principal and a director of Cooke & Bieler, Inc., one of UAM's subsidiaries.

     Mr. John F. McNamara, age 56, joined UAM as Executive Vice President in 1992 and was elected a director in July of that year. In 1994, he was named Chief Operating Officer.

     Mr. Harold J. Baxter, age 51, has served as Chairman and Chief Executive Officer of Pilgrim Baxter & Associates, Ltd., one of UAM's subsidiaries, for more than the past five years. He also served as Chairman and Chief Executive Officer of Newbold's Asset Management, Inc., a UAM subsidiary, from September 1996 until October 1997, when it became a part of Pilgrim Baxter & Associates, Ltd. Mr. Baxter is the chairman of the board of directors of the PBHG Funds, Inc., PBHG Insurance Series Fund, Inc. and PBHG Advisor Funds, Inc., all of which are investment companies. He has been a director of UAM since 1996.

     Mr. Francis Finlay, age 55, has served as Co-Chairman and Chief Executive Officer of Clay Finlay Inc., one of UAM's subsidiaries, and as President, Chief Executive Officer and a Director of Clay Finlay Ltd. and Clay Finlay (UK) Ltd., wholly owned subsidiaries of Clay Finlay Inc., for more than the past five years. Mr. Finlay is a director of the Scottish Investment Trust, East European Development Fund, Blakeney Investors and Lebanon Holdings.

     Mr. Robert J. Greenebaum, age 80, retired as Treasurer of Inland Steel Company in 1981. Since then, he has been a business consultant. Mr. Greenebaum is a director of the Blue Chip Value Fund, which is an investment company. He has been a director of UAM since 1982.

     Mrs. Beverly L. Hamilton, age 51, has for more than the past five years been President of ARCO Investment Management Company and Vice President and Investment Officer of Atlantic Richfield Company. From 1987 to 1991, she was Deputy Comptroller - Asset Management of the City of New York, and prior to that, held senior investment positions with United Technologies Corp. and Morgan Stanley & Co.

Mrs. Hamilton is also a director of Emerging Markets Growth Fund (American Funds) and MassMutual Series and Institutional Funds, and a director of CTG Resources and chairman of the board's pension committee. She has been a director of UAM since 1997.

     Mr. George E. Handtmann, III, age 45, has been an Executive Managing Director of Provident Investment Counsel, Inc., one of UAM's subsidiaries, since January 1998. He was a Managing Director of the firm for more than five years prior to that date.

     Mr. Bryant M. Hanley, Jr., age 63, has been the President of Barrow, Hanley, Mewhinney & Strauss, Inc., one of UAM's subsidiaries, for more than the past five years. Mr. Hanley previously served on UAM's Board of Directors from 1988 to 1990. He has been a director of UAM since 1997.

     Professor Jay O. Light, age 56, has been a professor at the Harvard Business School for more than five years and previously served as a Senior Associate Dean. His special areas of concentration are capital markets and investment management. From 1977 to 1979, Professor Light was the Director of Investment Policies at the Ford Foundation. Professor Light is also a director of Harvard Management Company, Inc. and a trustee of the College Retirement Equity Fund (CREF), the GMO Funds and the Baupost Fund. Professor Light has been a director of UAM since 1987.

     Mr. David I. Russell, age 55, has been an independent financial consultant since 1989. Prior to 1989, he was a director of Warburg Securities, part of S.G. Warburg & Co., an international securities brokerage and investment banking group, and a director of S.G. Warburg & Co., Inc., a U.S. subsidiary of S.G. Warburg & Co. He has been a director of UAM since 1981.

     Mr. Philip Scaturro, age 59, has been an Executive Vice President and a Managing Director of Allen & Company Incorporated, an investment banking firm, for more than the past five years. Mr. Scaturro is also a director of Intrenet, Inc. and a member of the board's compensation committee. He has been a director of UAM since 1981.

     Mr. John A. Shane, age 65, has for more than the past five years been President of Palmer Service Corporation, a venture capital management company. Mr. Shane is also a director of Arch Communications Group, Inc., Eastern Bank, Summa Four, Inc., Overland Data Inc. and Gensym Corporation, and a trustee of the TNE Funds Group. He has been a director of UAM since 1981.

     Mrs. Barbara S. Thomas, age 51, is Executive Chairman of Whitworths Group Ltd. Prior to December 1994, she was Director, Business and Legal Affairs, for News International plc. Prior to joining News International, Mrs. Thomas served as a Managing Director of the investment banking firm Cramer Rosenthal McGlynn, Inc. from 1990 to 1993. From 1980 to 1983, she served as a Commissioner of the Securities and Exchange Commission. She has been a director of UAM since 1993.

     Each of the nominees except Messrs. Finlay, Haldeman and Handtmann is presently serving as a director and was elected to that position at the 1997 Annual Meeting. Mr. Haldeman is presently serving as a director, having been elected by the Board in March 1998 to fill a vacancy created by the temporary enlargement of the Board from 14 to 15 members. It is the policy of UAM's Board of Directors to nominate for election to the Board each year several principals of its subsidiaries and to rotate these seats on the Board among such firms. With the proposal to restore the size of the Board to 14 members, Messrs. Baxter, Finlay, Handtmann and Hanley are being nominated for these seats.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors met 13 times during 1997 and acted by unanimous consent on four occasions. The Board of Directors has appointed an Executive Committee, an Audit Committee and a Compensation Committee.

     The Executive Committee currently consists of Mr. Reamer, Chairman, and Messrs. Light, Scaturro and Shane. In 1997, the Executive Committee met five times without taking any formal action.

     The Audit Committee, which consists of directors independent of management of the Company who meet the requirements of Section 303 of The New York Stock Exchange Listed Company Manual, has the authority to review the Company's annual financial statements and other financial information to be included in the Company's 10-K and annual report to stockholders, to review recommendations made by the independent accountants on accounting methods and internal controls, to review the planned scope of audits, to review reports from the independent accountants concerning compliance by management with laws and regulatory requirements, and to recommend the appointment of independent accountants. The Audit Committee currently consists of Mr. Shane, Chairman, Mr. Greenebaum, Mrs. Hamilton and Mrs. Thomas. In 1997, the Audit Committee met eight times.

     The Compensation Committee, which consists entirely of "outside" directors as provided in Internal Revenue Code Section 162(m) and "non-employee" directors as provided in Rule 16b-3 under the Securities Exchange Act of 1934, has the authority to review and approve the compensation of directors and officers of the Company, including the Chief Executive Officer of the Company, and to administer all stock option and other benefit plans affecting the officers of the Company. The Compensation Committee currently consists of Mr. Scaturro, Chairman, Mr. Greenebaum and Mrs. Thomas. In 1997, the Compensation Committee met five times and acted by unanimous consent 50 times.

DIRECTORS' COMPENSATION

     Outside directors (that is, directors other than those employed by UAM or one of its subsidiaries) receive an annual fee of $28,000, plus $5,000 for each regular meeting of the Board of Directors attended and an additional fee of $5,000 for attendance at the Company's Annual Planning Meeting of the Board of Directors. Each member of the Executive, Audit and Compensation Committees of the Board receives an additional $8,000 annual fee for each committee on which such director serves. The Chairman of each of the Audit and Compensation Committees receives an additional $2,000 annual fee.

     Pursuant to the terms of the Company's Amended and Restated 1994 Stock Option Plan (the "Stock Option Plan"), on the 30th day following the Annual Meeting of Stockholders of UAM in each of the years during the term of the Stock Option Plan, each director who is not an officer or employee of the Company or one of its subsidiaries and who is then serving as a director (an "Eligible Director") is granted non-incentive stock options to purchase 14,000 shares of Common Stock. The exercise price per share for these options is the fair market value of a share of Common Stock on the date of the grant. Options granted to Eligible Directors are exercisable in full beginning six months after the date of grant and terminate after five years. Such options generally cease to be exercisable six months after an Eligible Director ceases to be a director. In addition, each Eligible Director is entitled under the Stock Option Plan to elect on a semi-annual basis to receive discounted stock options in lieu of all or any portion of the annual fee payable to such director with respect to such six-month period. The exercise price per share for these options is 75% of the fair market value of a share of Common Stock on the date of the grant. The number of shares of Common Stock under option will equal the amount of the cash fee foregone divided by 25% of the market value of a share of Common Stock on the date of the grant.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During 1997, Mr. David I. Russell, a director of the Company, served as a consultant to the Company for an annual fee of $275,000. He will continue to serve in such capacity during 1998, for an annual fee of $275,000, pursuant to a consulting agreement.

     During 1997, Professor Jay O. Light, a director of the Company, served as a consultant to the Company on particular matters and received compensation of approximately $15,000. He may continue to serve as a consultant to the Company on particular matters during 1998, and would be compensated based on his standard hourly rate.

     In December 1997, UAM Shareholder Service Center, Inc., a subsidiary of the Company, entered into a nine-year sublease of office space from Pilgrim Baxter & Associates, Ltd., also a subsidiary of the Company. Mr. Harold J. Baxter, a director of the Company, is Chairman, Chief Executive Officer and a revenue sharing principal of Pilgrim Baxter. Rent under the sublease is calculated from a base annual rate of approximately $780,000, which increases annually by approximately 2% per year. During 1997, payments to Pilgrim Baxter under this sublease totaled approximately $32,000.

     The Company believes each of these transactions to be on terms no less favorable to the Company or its subsidiaries than could be obtained from unaffiliated third parties.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

     The executive officers of the Company are elected by the Board of Directors and hold office until the first meeting of the Board of Directors following the Annual Meeting of Stockholders. Norton H. Reamer is the Company's Chairman of the Board and Chief Executive Officer, Charles E. Haldeman, Jr. is the Company's President, and John F. McNamara is an Executive Vice President and Chief Operating Officer. Certain information concerning their respective backgrounds is presented above under Nominees for Election as Directors. The other executive officers of the Company are:

     Mr. William H. Park, age 50, joined UAM as Vice President in 1982 and was named Senior Vice President and Treasurer in 1985 and Executive Vice President and Chief Financial Officer in 1994. Mr. Park is also Vice President of UAM Funds, Inc. and UAM Funds Trust, each of which is an investment company.

     Mr. Franklin H. Kettle, age 40, joined UAM in September 1986 and was named Vice President in December of that year, Senior Vice President in 1991, Director of Corporate Development in 1994, and Executive Vice President and Director of Corporate Development in 1996.

     Mr. Charles H. Salisbury, age 57, joined UAM as a Senior Vice President in 1994 and was named Executive Vice President and Director of Marketing and Service Strategies in January 1997. Mr. Salisbury is also Executive Vice President and a director or trustee of UAM Funds, Inc. and UAM Funds Trust, each of which is an investment company. For more than five years prior to joining UAM, he was a Managing Director of T. Rowe Price Associates.

     Mr. George D. McClelland, age 51, joined UAM as a Senior Vice President in 1994. Prior to joining UAM, he worked as a consultant and served briefly as Chief Administrative Officer of Kendall Square Research Corp. in October 1993. Prior to that, he held various management positions at subsidiaries and divisions of Fidelity Investments, including Managing Director of Fidelity Capital from 1992 to 1993, and Managing Director of Fidelity International, Ltd. and President of Audit Operations and Analysis from 1990 to 1992.

     Mr. Gregory S. Dimit, age 40, joined UAM as a Vice President in 1990 and was named a Senior Vice President in 1996.

     Mr. Joseph R. Ramrath, age 41, joined UAM as a Senior Vice President, General Counsel and Secretary in 1996. For more than five years prior to joining UAM, he was a member of the Boston law firm of Hill & Barlow, a Professional Corporation, and, more recently, a member of that firm's Management Committee.

     Mr. Richard S. Robie III, age 37, joined UAM as a Vice President in 1992 and was named a Senior Vice President in January 1997.

     Mr. Amit M. Nanavati, age 52, joined UAM as a Vice President in 1996 and was named Senior Vice President in January 1997. For more than five years prior to joining UAM, Mr. Nanavati held various financial positions at Digital Equipment Corporation, most recently as Vice President, Finance, Components & Peripherals Business Unit.

     Mr. Thomas Leavitt, III, age 37, joined UAM as a Senior Vice President in June 1997. For more than five years prior to joining UAM, Mr. Leavitt held various positions at Alliance Capital Management Corporation, most recently as Senior Vice President.

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table below shows all compensation paid for services rendered during the past three years to the Chief Executive Officer of the Company and each of the Company's four other most highly compensated executive officers (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                  COMPENSATION
                                                                -----------------
                                        ANNUAL COMPENSATION         NUMBER OF
                                        --------------------    SHARES UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR     SALARY      BONUS       OPTIONS GRANTED     COMPENSATION(1)
---------------------------     ----    -------     --------    -----------------    ---------------
Norton H. Reamer..............  1997    $850,000    $772,000         126,000             $58,844
Chairman of the Board,          1996     800,000     814,000          75,000              58,844
Chief Executive Officer         1995     800,000     638,000          68,000              58,844
and Director

John F. McNamara..............  1997     750,000     617,600         101,000              54,188
Executive Vice President,       1996     700,000     651,200          63,200              54,458
Chief Operating Officer         1995     700,000     510,400         100,000              54,458
and Director

William H. Park...............  1997     550,000     463,200          70,000              52,773
Executive Vice President        1996     500,000     447,700          48,000              52,953
and Chief Financial Officer     1995     480,000     319,000          36,000              53,451

Charles H. Salisbury..........  1997     520,000     463,200          53,000              61,890
Executive Vice President        1996     446,000     447,700          38,800              61,170
and Director of Marketing and   1995     367,500     319,000          33,600              60,455
Service Strategies

Franklin H. Kettle............  1997     450,000     482,000          62,000              51,281
Executive Vice President        1996     400,000     406,800          51,200              51,371
and Director of Corporate       1995     370,000     582,000          36,800              51,371
Development

---------------

(1) Includes Company-paid life insurance premiums, Company contributions to the individual's profit-sharing retirement plan account and Company contributions to the individual's Deferred Compensation Plan account, respectively, in the following amounts for the year ended December 31, 1997:
    Mr. Reamer, $8,844, $24,000 and $26,000; Mr. McNamara, $4,188, $24,000 and
    $26,000; Mr. Park, $2,773, $24,000 and $26,000; Mr. Salisbury, $11,890,
    $24,000 and $26,000; and Mr. Kettle, $1,281, $24,000 and $26,000.

STOCK OPTIONS

     The Company has one stock option plan in effect, the Stock Option Plan, pursuant to which 11,900,000 shares of Common Stock have been reserved for issuance to directors, executive officers, key employees and other persons who provide significant services to UAM and its affiliated firms. As of March 13, 1998, an aggregate of 3,792,658 shares of Common Stock remained available for issuance under the Stock Option Plan. The tables below show information relating to grants of options to, and the exercises of options under the Stock Option Plan and former stock option plans of the Company by the Named Executive Officers during the year ended December 31, 1997, as well as information relating to the unexercised options held by the Named Executive Officers as of December 31, 1997.

                            OPTION GRANTS IN 1997(1)

                                                   PERCENT OF
                                     NUMBER OF       TOTAL
                                       SHARES       OPTIONS      EXERCISE                    GRANT
                                     UNDERLYING    GRANTED TO     OR BASE                     DATE
                                      OPTIONS      EMPLOYEES       PRICE      EXPIRATION    PRESENT
NAME                                  GRANTED       IN 1997      PER SHARE       DATE       VALUE(2)
----                                 ----------    ----------    ---------    ----------    --------
Norton H. Reamer...................   126,000         6.49%       $27.375     1/20/2002     $822,300
John F. McNamara...................   101,000         5.20         27.375     1/20/2002      659,200
William H. Park....................    70,000         3.60         27.375     1/20/2002      456,900
Charles H. Salisbury...............    53,000         2.73         27.375     1/20/2002      345,900
Franklin H. Kettle.................    62,000         3.19         27.375     1/20/2002      404,600

---------------

(1) The per-share option exercise price in the table is the fair market value of the Common Stock on the date of the grant. All options become exercisable in cumulative 25% installments on each of the first four anniversaries of the grant date. The Company's Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which has authority to determine the key employees and executive officers of the Company and its affiliated firms to whom, and the terms and conditions on which, options will be granted under the Stock Option Plan.

(2) The Company uses the Black-Scholes model, which is used to price exchange-traded options, to calculate the present value of a stock option as of the date of the grant. This model relies on the following assumptions, which may prove to be inaccurate in the future: stock price volatility of .2210; dividend yield of 2.70%; risk-free rate of return of 6.29%; and exercise date of January 20, 2002. The model also assumes a liquid market for options, although the options awarded under the Company's plans generally may not be transferred. Further, exchange-traded options may be exercised immediately; however, the Company's options are subject to certain vesting rules. For these reasons, the Company believes that the model may overstate the value of the options it awards. Their actual value, if any, will depend on the market price of the Company's Common Stock on the date of exercise.

                    AGGREGATED OPTION EXERCISES IN 1997 AND
                       OPTION VALUES AT DECEMBER 31, 1997

                                                                  NUMBER OF
                                                                   SHARES               VALUE OF
                                                                 UNDERLYING           UNEXERCISED
                                                                 UNEXERCISED          IN-THE-MONEY
                                                                 OPTIONS AT            OPTIONS AT
                                                              DECEMBER 31, 1997   DECEMBER 31, 1997(1)
                                     SHARES                   -----------------   --------------------
                                    ACQUIRED       VALUE        EXERCISABLE/          EXERCISABLE/
NAME                               ON EXERCISE    REALIZED      UNEXERCISABLE        UNEXERCISABLE
----                               -----------    --------      -------------        -------------
Norton H. Reamer.................     42,000     $  514,500    151,950/230,850    $1,026,290/$598,109
John F. McNamara.................    165,332      1,128,990        468/223,400         2,662/ 693,025
William H. Park..................     25,000        295,625     83,650/131,750       565,478/ 352,109
Charles H. Salisbury.............         --             --     38,100/118,900       272,994/ 437,406
Franklin H. Kettle...............     26,400        300,300     50,850/125,350       271,078/ 363,459

---------------

(1) An "In-the-Money" option is an option for which the option price of the underlying stock is less than the December 31, 1997 market price of $24.4375 per share; the value shown reflects stock price appreciation since the date of the granting of the option.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors has primary responsibility for establishing the compensation of executive officers, including administering the Company's Stock Option Plan. The principles laid out below in determining annual compensation opportunities and payments for Named Executive Officers also generally apply to other executive officers.

     In allocating compensation opportunities between salary, bonuses and stock options, the Committee has sought to provide appropriate balance between base pay in the form of salary and performance-related compensation. The Committee has also sought to align compensation opportunities with the interests of the stockholders. Presently, this allocation results in over 60% of senior management's compensation being tied to (1) Company performance, as measured by Operating Cash Flow (defined as net income or loss plus amortization, depreciation and the reduction in value of intangible assets, net of taxes) per share, in determining bonus awards, if any, and (2) the Company's stock price, as measured by the gains, if any, in stock option awards. For Mr. Kettle, Company performance is also measured by UAM's share of revenues from acquisitions in determining bonus awards. This allocation is accomplished typically by having the combination of annual bonus opportunities and stock option values account for approximately twice the individual salary amounts. Thus, target annual bonuses for 1997 were set at levels equal to the Named Executive Officers' salary, and stock options were granted having an aggregate value, using the Black-Scholes model, that approximated 1997 target bonus awards.

     The Committee also maintains UAM Common Stock ownership guidelines for Mr. Reamer and the other Named Executive Officers. These guidelines require Mr. Reamer to maintain an ownership position of shares having a value of no less than five times his annual salary; Messrs. McNamara, Park, and Kettle to own shares having a value of no less than three times their respective annual salaries by the year 2001; and Mr. Salisbury to own shares having a value of no less than three times his annual salary by the year 2002.

     In determining annual compensation opportunity levels for its Named Executive Officers, including Mr. Reamer, the Committee has taken into consideration Company performance as measured by Operating Cash Flow per share, revenues, earnings, and assets under management. It also looks at the amounts of annual compensation being paid to the key executives of competitors in the industry. The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare stockholder returns and, therefore, the compensation peer group is not the same as the peer group used for the performance graph appearing on page 10. Based on publicly available information, the Committee believes the 1997 annual compensation opportunities for Mr. Reamer and the other Named Executive Officers was slightly higher than the median of the range of annual compensation opportunities offered by the Company's competitors in the industry.

     In addition to the factors listed above, in determining salary increases for each of the Named Executive Officers, including Mr. Reamer, the Committee subjectively considered: his performance; his responsibility for, and the increase in his responsibilities during the year as a result of, the Company's continued growth and other factors; the importance of him to the future growth and profitability of the Company; and the success of the management team in achieving the Company's short-term and long-term goals.

     The Committee and the Board of Directors consider Operating Cash Flow per share to be the most important basis for measuring the value of the Company to its stockholders. Accordingly, bonus payments for 1997 to its executive officers with broad executive and operating responsibilities were based primarily on the sum of the Company's Operating Cash Flow per share as reported each quarter. The formula used by the Committee in calculating each quarterly cash flow bonus for the Named Executive Officers in 1997 provides, in effect, that generally no bonuses would have been paid unless return on equity (calculated using quarterly Operating Cash Flow per share) exceeded approximately 14% ($0.25 quarterly Operating Cash Flow per share threshold under the formula divided by average quarterly stockholders' equity per share for 1997 of $1.85). The cash flow bonuses earned for 1997 and reported in the table on page 6 total $2,606,000 and reflect a return on equity, based on Operating Cash Flow per share, of approximately 39%. Bonuses for executive officers with primary responsibility for acquisitions were based on the annualized amount of base revenue sharing that will accrue to the Company for acquisitions completed during the year. For the bonus earned by

Mr. Kettle for 1997, 75% was based on the Operating Cash Flow per share formula and 25% was based on the acquisition formula.

     As noted above, for 1997, the Committee granted stock options to each of the Named Executive Officers, including Mr. Reamer, in an amount equal to such officer's target bonus divided by the value per share based on the Black-Scholes model. The Committee based option grants to each of the other executive officers of the Company for 1997 on the respective base salaries and target bonuses of each of such officers. In granting stock options to its executive officers, the Committee does not take into consideration the size of previous options granted to each executive. Ultimately, stock options have value only if the value of the underlying shares increases, because the exercise price for the options is set at the market value of the shares on the date of grant.

     For 1998, the Committee has reviewed the compensation program for executive officers and has made adjustments intended to make bonuses and stock option grants more responsive to Company performance. First, in determining bonuses, the Committee has decided to raise the quarterly Operating Cash Flow per share threshold to $0.50, while recalibrating the calculation for each executive officer to produce similar bonuses as under the 1997 formula if annual Operating Cash Flow per share is unchanged from 1997. In addition, the Committee will consider the Company's relative earnings per share and stock price performance compared to that of competitors in the industry, including those comprising the peer group used for the performance graph appearing on page 10, in determining whether to modify the amount of bonus payable to each executive officer under the strictly formulaic approach. With respect to executive officers other than the Chief Executive Officer and the President, the Committee will also consider the performance of the executive officers in their respective functional areas. Under this new approach, the amount of bonus awarded to an executive officer could be as much as 40% greater or lesser than the amount determined under the strictly formulaic approach based on the 1997 formula. The Committee will consider the same factors in determining whether to modify the amount of stock option grants to executive officers, and a similar range of discretion could be used by the Committee in determining the amount of these stock option grants.

     The Revenue Reconciliation Act of 1993 includes a provision that establishes a limit for the deduction of compensation paid by public companies to certain executive officers. However, it also provides that amounts paid pursuant to a performance-based compensation arrangement meeting certain conditions are deductible even if they result in total compensation over the limit. The Committee believes that the annual bonus payments described above and the gains from stock options when they are exercised meet the performance-based exemption, and therefore will be deductible to the Company for federal income tax purposes.


                                          Compensation Committee




                                          Philip Scaturro, Chairman
                                          Robert J. Greenebaum
                                          Barbara S. Thomas

                           COMPANY STOCK PERFORMANCE

     The following performance graph compares, over a five-year period beginning December 31, 1992 (the "Commencement Date"), the total return on the Company's Common Stock with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and with the cumulative total return of companies in an asset management industry composite index that the Company has constructed (the "Indexes"). This graph assumes a common starting point of $100 invested on December 31, 1992. Total return for the Company's Common Stock is determined on a yearly basis by adding (a) the cumulative amount of dividends from the Commencement Date to the end of the year in question (assuming dividend reinvestment) and (b) the difference between the share price at the Commencement Date and at the end of such year, the sum of which is then divided by the share price at the Commencement Date. Total return for the Indexes is determined on a yearly basis assuming dividend reinvestment.

   CUMULATIVE TOTAL RETURN FOR THE FIVE-YEAR PERIOD ENDING DECEMBER 31, 1997

                              [PERFORMANCE GRAPH]

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)            UAM             S&P 500          PEER GROUP
             1992                   100.00            100.00            100.00
             1993                   137.45            110.06            135.46
             1994                   128.35            111.52            114.01
             1995                   137.50            153.39            162.29
             1996                   196.47            188.59            217.37
             1997                   185.25            251.49            358.79

* Includes Alliance Capital Management L.P., Atalanta Sosnoff Capital Corp., Bull & Bear Group, Inc., Colonial Group, Inc. (included through 1994 only, as this company was acquired by Liberty Financial Companies, Inc. in 1995), Dreyfus Corp. (included through 1993 only, as this company was acquired by Mellon Bank Corp. in 1994), Duff & Phelps Corp. (included through 1994 only, as this company merged with a unit of Phoenix Home Life Mutual Insurance Company in 1995), Eaton Vance Corp., Franklin Resources, Inc., New England Investment Companies, Inc., Oppenheimer Capital, L.P., PIMCO Advisors, L.P., The Pioneer Group, Inc., and T. Rowe Price Associates.

                               SECURITY OWNERSHIP

     On March 13, 1998, there were 69,211,279 shares of Common Stock issued and outstanding. The following table sets forth certain information, as of March 13, 1998, with respect to the ownership of UAM's Common Stock (i) by each of UAM's directors and nominees for director, (ii) by the Named Executive Officers and
(iii) by all of UAM's executive officers and directors as a group. Unless otherwise noted, the persons or entities named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, subject to community property laws where applicable. Under the heading "Number of Shares Issuable" are listed (and under the heading "Total" are included) shares issuable within 60 days of the date of this Proxy Statement upon the exercise of warrants or stock options owned by the party indicated. The percentage owned is calculated with respect to each party by treating its issuable shares as outstanding, in accordance with rules of the Securities and Exchange Commission.

SECURITY OWNERSHIP OF MANAGEMENT

                                                NUMBER OF        NUMBER OF
NAME                                          ISSUED SHARES   SHARES ISSUABLE     TOTAL      PERCENT
----                                          -------------   ---------------     -----      -------
Harold J. Baxter(1).........................           --          802,495         802,495     1.1%
J. Duncan Campbell, Jr.(1)(2)(3)............      510,333          102,823         613,156       *
John P. Clay(1)(3)..........................    1,378,080               --       1,378,080     2.0
Francis Finlay(1)...........................    1,598,605               --       1,598,605     2.3
Robert J. Greenebaum(4).....................       40,538           52,462          93,000       *
Charles E. Haldeman, Jr.(1).................       60,282               --          60,282       *
Beverly L. Hamilton.........................           --           15,991          15,991       *
George E. Handtmann, III(1).................      263,860          201,741         465,601       *
Bryant M. Hanley, Jr.(1)....................      888,945           19,170         908,115     1.3
Jay O. Light................................       12,612           63,222          75,834       *
John F. McNamara............................       67,332           91,518         158,850       *
Norton H. Reamer(5).........................    2,167,800          178,400       2,346,200     3.4
David I. Russell(6).........................       23,000           50,000          73,000       *
Philip Scaturro(7)..........................       72,000           39,381         111,381       *
John A. Shane(8)............................       33,400           50,000          83,400       *
Larry D. Tashjian(1)(3).....................      292,485          201,741         494,226       *
Barbara S. Thomas...........................        2,000           59,222          61,222       *
William H. Park(5)..........................      162,273           99,500         261,773       *
Franklin H. Kettle(5).......................       62,736           94,900         157,636       *
Charles H. Salisbury(5).....................       15,304           89,450         104,754       *
All UAM Executive Officers and Directors as
  a Group (24 Persons)......................    5,827,735        2,147,525       7,975,260    11.2

---------------

*   Indicates less than 1%

(1) The named security holder is a former owner of a UAM subsidiary, and as such received (directly or indirectly) a portion of the purchase price paid in connection with such transaction in UAM Common Stock or warrants to purchase shares of UAM Common Stock. The security holder had no connection with UAM prior to such acquisition.

(2) Includes 7,556 shares held in various charitable organizations of which Mr. Campbell is a director. Mr. Campbell has shared voting and investment power with respect to such shares.

(3) The named security holder is a current director of UAM who is not standing for reelection.

(4) Includes 14,400 shares owned by Mr. Greenebaum's wife, as to which Mr. Greenebaum disclaims beneficial ownership.

(5) Does not include amounts allocated to the named security holder's account in the UAM Deferred Compensation Plan as notional shares. Mr. Reamer and Mr. Park each hold 5,398 of such notional shares, Mr. Salisbury holds 2,606 of such notional shares, and Mr. Kettle holds 878 of such notional shares.

(6) Includes 5,000 shares held in trust as to which Mr. Russell has shared voting and investment power.

(7) Does not include 1,937,772 shares of Common Stock owned by entities affiliated with Allen & Company Incorporated, of which Mr. Scaturro is an Executive Vice President and a Managing Director. Also does not include 2,000 shares of Common Stock owned by the Philip Scaturro Foundation, of which Mr. Scaturro is President, Treasurer and Trustee. Mr. Scaturro disclaims beneficial ownership of all such shares.

(8) Includes 2,264 shares of Common Stock owned by Palmer Service Corporation, of which Mr. Shane is President.

     The following table sets forth certain information, as of December 31, 1997, with respect to the beneficial ownership of UAM's Common Stock by each person or entity known by UAM to own beneficially more than 5% of its Common Stock based upon information reported on Schedules 13G as filed with the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AS OF DECEMBER 31, 1997

                                                  NUMBER OF SHARES OF
NAME AND ADDRESS                                   UAM COMMON STOCK      PERCENT
----------------                                  -------------------    -------
Tiger Management LLC(1).........................       9,130,262          13.2%
  101 Park Avenue
  New York, NY 10178

Franklin Resources, Inc.(2).....................       7,117,300          10.3
  777 Mariners Island Boulevard
  San Mateo, CA 94404

FMR Corp.(3)....................................       3,698,900           5.3
  82 Devonshire Street
  Boston, MA 02109

---------------

(1) The named security holder reported having shared voting power and shared dispositive power with respect to all such shares as of December 31, 1997.

(2) The named security holder reported that its subsidiary, Franklin Mutual Advisers, Inc., has sole voting power and sole dispositive power with respect to all such shares as of December 31, 1997.

(3) The named security holder reported having sole voting power with respect to 9,800 of such shares and sole dispositive power with respect to all such shares as of December 31, 1997.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, the following individuals (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company's Compensation Committee: Mr. Scaturro, Mr. Greenebaum and Mrs. Thomas. During 1997, there were no interlocks with other entities within the meaning of rules of the Securities and Exchange Commission.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its fiscal year ended December 31, 1997, Forms 5 and amendments thereto furnished to the Company with respect to its fiscal year ended December 31, 1997 and certain written representations to the Company, the Company is required to identify each person who, in 1997, was subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. Harold J. Baxter failed to file on a timely basis one report on a Form 4 with respect to one transaction, and J. Duncan Campbell, Jr. failed to file on a timely basis one report on a Form 4 with respect to one transaction, and one report on a Form 5 with respect to one transaction. These transactions were subsequently reported. Bryant M. Hanley, Jr. failed to report certain holdings on the Form 3 which he filed following his election as a Director. These holdings were subsequently reported.

                 ITEM 2 -- SELECTION OF INDEPENDENT ACCOUNTANTS

     Upon the recommendation of its Audit Committee, the Board of Directors has selected the firm of Price Waterhouse LLP ("Price Waterhouse") as independent accountants of the Company for the year ending December 31, 1998, subject to ratification by vote of the holders of a majority of the shares of Common Stock voting thereon at the Annual Meeting. A representative of Price Waterhouse, which served as independent accountants for 1997, is expected to be present at the Meeting, with the opportunity to make a statement if he or she desires to do so, and to be available to respond to appropriate questions.

     The Board recommends that stockholders vote for ratification of the selection of Price Waterhouse as independent accountants for the 1998 fiscal year as proposed in Item 2.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any proposals which a stockholder intends to present for action at the 1999 Annual Meeting of Stockholders must be received by the Company at its offices at One International Place, Boston, Massachusetts 02110 no later than November 27, 1998 in order to be eligible for inclusion in the Proxy Statement and Proxy Card relating to that meeting, in accordance with rules of the Securities and Exchange Commission.

                                 OTHER MATTERS

     The cost of preparing, assembling and mailing the proxy material will be borne by the Company. In addition to the use of the mails, certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and to request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection therewith.

                                                                  SKU #489-PS-98

UNA97 4                             DETACH HERE

                                      PROXY

                       UNITED ASSET MANAGEMENT CORPORATION

                     MEETING OF STOCKHOLDERS - MAY 21, 1998

                 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE
            BOARD OF DIRECTORS OF UNITED ASSET MANAGEMENT CORPORATION


     The undersigned stockholder in United Asset Management Corporation (the "Company") hereby appoints Norton H. Reamer, Charles E. Haldeman, Jr. and William H. Park, and each of them, attorneys, agents and proxies, with power of substitution to each, to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts on May 21, 1998 at 9:30 a.m., Eastern Daylight Savings Time, and any adjournments thereof.

     Also to vote and act upon any other business which may properly come before the meeting or any adjournment thereof.

     The shares represented by this proxy will be voted as directed by the undersigned.

     IF NO CONTRARY INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS LISTED ON THE REVERSE SIDE AND IN FAVOR OF PROPOSAL 2.



-----------                                                        -----------
SEE REVERSE          (PLEASE SIGN AND DATE ON REVERSE SIDE)        SEE REVERSE
   SIDE                                                               SIDE
-----------                                                        -----------


UNA97 5                                                         DETACH HERE

     PLEASE MARK
[X]  VOTES AS IN
     THIS EXAMPLE
                                                                                                            FOR  AGAINST  ABSTAIN
  1. To fix the number of persons constituting the full Board of     2. To ratify the selection of Price
     Directors at fourteen and to elect the following nominees as       Waterhouse LLP as independent       [ ]    [ ]      [ ]
     Directors:                                                         accountants of the Company for
                                                                        the fiscal year ending
     Harold J. Baxter, Francis Finlay, Robert J. Greenebaum,            December 31, 1998.
     Charles E. Haldeman, Jr., Beverly L. Hamilton,
     George E. Handtmann, III, Bryant M. Hanley, Jr., Jay O. Light,
     John F. McNamara, Norton H. Reamer, David I. Russell,
     Philip Scaturro, John A. Shane and Barbara S. Thomas.

          FOR                   WITHHELD
          ALL     [  ]          FROM ALL   [  ]
        NOMINEES                NOMINEES


[  ] _______________________________________
     For all nominees except as noted above


                                                                     MARK HERE IF YOU PLAN TO ATTEND THE MEETING       [ ]


                                                                     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [ ]


                                                                     PLEASE SIGN EXACTLY AS YOUR NAME IS PRINTED HEREON, WHEN
                                                                     SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE
                                                                     OR GUARDIAN, PLEASE GIVE TITLE.


Signature: ____________________________ Date: ___________ Signature: ________________________________ Date: _______________________
